UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2013

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED
 (Exact name of registrant as specified in its charter)

Colorado	001-34793	84-1536518
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 30 Dajingyu Street, Xiaojingyu Xiang, Wanbailin District, Taiyuan City, Shanxi Province, China P.C.		030024
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 209-4199

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2013, Douglas Cole resigned from his position as an independent director of Longwei Petroleum Investment Holding Limited (the “Company”).  Mr. Cole was Chairman of the Company’s audit committee and a member of the Company’s nominating and compensation committees.

    The Company is attaching hereto as Exhibit 17.1 a copy of correspondence received from Mr. Cole in connection with his resignation.  In Mr. Cole’s resignation letter, he states that the Company has refused to approve certain resolutions presented by the audit committee related to the Company’s response to certain allegations made by a third party.  The Company disagrees with this assertion and is still in the process of determining, along with the input of the full board of directors, the best course to take in refuting the allegations made against the Company. The Company believes the allegations contain numerous errors of facts, misleading speculations and malicious interpretations of events. Nevertheless, in order to provide the highest level of transparency to its shareholders, the Company and its legal counsel in the U.S and the PRC, as well as its auditor are reviewing the allegations and management is cooperating with the review process. The Company intends to take further action to defend itself.

On January 30, 2013,  Xue Xiaoping resigned from her position as an independent director of the Company.  Ms. Xiaoping was a member of the Company’s audit, compensation and nominating committees.  Ms. Xiaoping did not resign due to any disagreements with the Company.  A copy of Ms. Xiaoping’s resignation letter is attached hereto as Exhibit 17.2.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
17.1	Resignation Letter of Douglas Cole dated January 28, 2013
17.2	Resignation Letter of Xue Xiaoping dated January 30, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LONGWEI PETROLEUM INVESTMENT HOLDING LTD.

Date: February 1, 2013	/s/ Michael Toups
Michael Toups
Chief Financial Officer

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